Exhibit 99.1
INSULET REPORTS SECOND QUARTER 2011 RESULTS
Revenue Increases 40% Year over Year
CE Mark Approval Received on Next Generation OmniPod Insulin Pump
BEDFORD, MA, August 2, 2011 — Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the three and six months ended June 30, 2011.
Second quarter 2011 revenue increased 40% to $32.2 million, compared to $22.9 million in the second quarter of 2010. Gross profit for the second quarter of 2011 improved by 47% to $14.5 million, or a 45% gross margin, as compared to a gross profit of $9.9 million, or a 43% gross margin, for the second quarter of 2010.
Operating loss for the second quarter of 2011 was $14.9 million, compared to an operating loss of $9.9 million in the second quarter of 2010. The $5 million increase in operating loss was primarily due to one-time transaction expenses related to the acquisition of Neighborhood Diabetes, non-recurring expenses related to the Company’s next generation OmniPod which is currently pending FDA approval and amortization expenses related to intangible assets acquired. The financial position and results of operations of Neighborhood Diabetes, which the Company acquired on June 1, 2011, have been included in the Company’s results since the acquisition date.
“We have made significant advances in our business in the last few months,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “In May, we submitted our next generation OmniPod System for 510(k) clearance by the FDA. In June, we acquired Neighborhood Diabetes, a business which complements our sales of the OmniPod insulin pump with an expanded product offering and a higher level of customer service to our nearly 90,000 combined customers. Late last month, we received CE Mark approval on our next generation OmniPod. Following these achievements, we are now focused on integrating our acquired infrastructure to help drive the launch of the next generation OmniPod.”
Net loss for the second quarter of 2011 was $19.4 million, or $0.42 per share, compared to a net loss of $13.7 million, or $0.36 per share, for the second quarter of 2010.
Mr. DeSisto continued, “In June we restructured our balance sheet by issuing new convertible debt with a reduced interest rate, higher convertible strike price and an extended maturity. We used the majority of the proceeds to repurchase a portion of our convertible debt maturing in 2013. With this restructuring complete, we believe we have sufficient cash to reach profitability.”
On June 29, the Company issued $143.75 million of 3.75% Convertible Notes due in June 2016 and used a portion of the proceeds to repurchase $70 million of the Company’s 5.375% Convertible Notes due in June 2013 for approximately $85 million. The transaction resulted in debt modification accounting on this portion of the existing notes. In total, the Company recorded additional debt discount of approximately $41.9 million related to the issuance which will be amortized as non-cash interest expense over the 5 year term of the 3.75% Notes. The Company expects to record cash interest expense of $1.6 million and non-cash interest expense of $2.2 million related to the debt in each of the third and fourth quarters of 2011.
For the six months ended June 30, 2011, revenue increased 38% to $60.5 million from $43.7 million for the first six months of 2010. Gross profit for the first six months of 2011 was $28.1 million, or a 46% gross margin, as compared to a gross profit of $18.3 million, or a 42% gross margin, in the first six months of 2010. Operating loss for the first six months ended June 30, 2011 was $22.2 million as compared to an operating loss of $20.6 million in the first six months ended June 30, 2010. Net loss for the first six months of 2011 was $29.3 million, or $0.64 per share, compared to $28.2 million, or $0.74 per share, for the first six months of 2010.
As of June 30, 2011, the Company had cash and cash equivalents of $106.7 million compared to $113.3 million at December 31, 2010. The cash balance at June 30, 2011, reflects the payment of approximately $38 million as the cash consideration for the acquisition of Neighborhood Diabetes and includes the net proceeds from the sale of approximately $144 million of 3.75% Convertible Notes due June 2016 and the subsequent repurchase of $70 million of 5.375% Convertible Notes due June 2013 for $85 million.
Guidance
The Company updated its estimate for full year 2011 revenues to be in the range of $152 to $158 million. For the final six months of 2011, the Company estimates an operating loss in the range of $13 to $18 million. For the third quarter of 2011, the Company estimates revenue of $44 to $46 million.
Conference Call
Insulet will host a conference call on Tuesday, August 2, 2011 at 5:00PM Eastern time to discuss the Company’s second quarter 2011 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial (877) 300-1783 for domestic callers and (832) 412-1780 for international callers. The conference ID is 85144293. A replay of the conference call will be available two hours after the start of the call through August 9, 2011 by dialing (855) 859-2056 or (404) 537-3406, conference ID 85144293. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.

About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.
Forward-Looking Statement
The 2011 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Annual Report on Form 10-Q for the quarter ended June 30, 2011. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue and operating losses, the integration and future operations of the recently-acquired Neighborhood Diabetes business, planned expansion in the U.S. and abroad, particularly with respect to its agreement with Ypsomed, product demand, the impact of the OmniPod System on the insulin pump market, regulatory matters and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure to obtain timely regulatory approval for the sale of the next generation OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; failure to integrate successfully the Neighborhood Diabetes business; intense competition among distributors of diabetes supplies impairing Neighborhood Diabetes’ business; loss by Neighborhood Diabetes of an opportunity to sell insulin pumps supplied by Insulet’s competitors; failure by Neighborhood Diabetes to retain key supplier and payor partners; failure by Neighborhood Diabetes to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Neighborhood Diabetes to retain and manage successfully its Medicare and Medicaid business; existence of unanticipated liabilities arising in connection with the Neighborhood Diabetes business; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 10, 2011 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

Insulet Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
		(unaudited)
	(In thousands, except share and per share data)
Revenue	$32,211	$22,937	$60,469	$43,744
Cost of revenue	17,673	13,051	32,398	25,473

Gross profit	14,538	9,886	28,071	18,271
Operating expenses:
Research and development	6,832	4,583	11,421	8,430
General and administrative	12,996	6,190	20,206	13,149
Sales and marketing	9,625	9,013	18,631	17,322

Total operating expenses	29,453	19,786	50,258	38,901

Operating loss	(14,915)	(9,900)	(22,187)	(20,630)
Other expense, net	(4,508)	(3,811)	(7,082)	(7,571)

Net loss	$(19,423)	$(13,711)	$(29,269)	$(28,201)

Net loss per share basic and diluted	$(0.42)	$(0.36)	$(0.64)	$(0.74)

Weighted average number of shares used in calculating basic and diluted net loss per share	46,377,843	38,285,628	45,995,069	38,088,041

Insulet Corporation
CONSOLIDATED BALANCE SHEETS

	As of
	June 30,	December 31,
	2011	2010
	(unaudited)
	(In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$106,746	$113,274
Accounts receivable, net	20,361	16,841
Inventories	15,957	11,430
Prepaid expenses and other current assets	4,770	912

Total current assets	147,834	142,457
Property and equipment, net	16,125	12,522
Intangible assets, net	32,401	—
Goodwill	26,727	—
Other assets	3,103	1,254

Total assets	$226,190	$156,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$9,369	$4,895
Accrued expenses and other current liabilities	13,517	9,808
Deferred revenue	3,725	4,247

Total current liabilities	26,611	18,950
Long-term debt	104,177	69,433
Other long-term liabilities	1,303	1,619

Total liabilities	132,091	90,002
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at June 30, 2011 and December 31, 2010. Issued and outstanding: zero shares at June 30, 2011 and December 31, 2010, respectively	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at June 30, 2011 and December 31, 2010. Issued and outstanding: 47,254,163 and 45,440,839 shares at June 30, 2011 and December 31, 2010, respectively	47	45
Additional paid-in capital	507,174	450,039
Accumulated deficit	(413,122)	(383,853)

Total stockholders’ equity	94,099	66,231

Total liabilities and stockholders’ equity	$226,190	$156,233